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EXHIBIT 15

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415) 783 4000
Fax: (415) 783 4329
www.us.deloitte.com
                                                                        Deloitte
                                                                        & Touche

To the Board of Directors and Stockholders of The Gap, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended October 28, 2000 and October 30, 1999, as indicated in our report dated November 8, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 28, 2000, is incorporated by reference in the following Registration Statements on Form S-8:
No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-
54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265,
No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508 and Registration
Statement No. 333-70991 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California
November 29, 2000